EXHIBIT 99.1






                                               Contact:  Advanced Photonix, Inc.
                                               Susan A. Schmidt  (805) 987-0146

                      ADVANCED PHOTONIX, INC.(R) ANNOUNCES
                     ACQUISITION OF PHOTONIC DETECTORS, INC.


Camarillo, California, December 21, 2004 -

Advanced Photonix, Inc. (R) (AMEX - API) announced today that it has acquired the outstanding capital stock of Photonic Detectors, Inc. (PDI) for the Purchase Price of $1,075,000 cash and 113,572 shares of API's Common Stock. The amount of cash to be delivered is subject to adjustment to reflect PDI's Balance Sheet as of the Closing date.

PDI,  based in Simi  Valley,  CA, was founded in 1984 and is a  privately  owned developer and manufacturer of optoelectronic components and assemblies, specializing in high-performance silicon photodiodes. PDI provides its technology to several market segments, including industrial control, commercial, military, medical systems and security.

In commenting on the purchase, Paul Ludwig, API's President, stated "We are pleased to welcome PDI and its employees to the API family. This acquisition furthers our strategy to broaden API's customer base in our target markets, specifically the commercial, industrial, medical and military segments. PDI has a strong customer base and several exciting growth initiatives that we will support with our full API resources. We look forward to welcoming the existing PDI customers into the Advanced Photonix family of customers."

Ludwig continued, "Additionally, this acquisition provides us the opportunity to increase our operating margins by leveraging our existing overhead with increased manufacturing volume. We will accomplish this through consolidation of the PDI product assembly into our existing assembly and wafer fabrication facilities. We are also pleased to welcome the owners of PDI, Dr. Robert Kinard and Dennis Mattock to the API team, who bring with them more than a combined 50 years of optoelectronic design, fabrication and sales experience."

The Company reported that Photonic Detectors, Inc. recorded net revenues of $2.06 million and a net operating loss of ($75,000) for the previous fiscal year ended March 31, 2004. In the current fiscal year, PDI has recorded net revenue of $1.2 million and a net operating loss of ($101,000) for the seven months ended October 31, 2004. The reported results for both the previous and current fiscal years are management representations and do not reflect audited financial statements. Despite the recent operating losses, API remained optimistic about the prospects for future growth through cost leveraging and increased market share.

Richard Kurtz, Chairman of API commented, "The PDI acquisition is another step in the implementation of the "Vision of Growth" that we presented to our shareholders in 2003. This addition to the API family will expand our reach into our existing markets. As we move forward, we will continue this strategy while simultaneously seeking acquisitions that will bring us new technologies, broadening our market potential and improving shareholder returns."

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.

Advanced Photonix, Inc.(R) (ASE: API) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.







                                      -END-